Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 2 to this Registration Statement on Form S-4/A and related joint proxy statement/prospectus/information statement dated February 13, 2020, of our reports dated June 3, 2019, with respect to the consolidated financial statements of Organovo Holdings, Inc. and Subsidiaries as of March 31, 2019 and 2018 and for the two years then ended, and to the effectiveness of the internal control over financial reporting as of March 31, 2019 (which report includes an explanatory paragraph related to the change in the method of accounting for revenue), and to the reference to us under the heading “Experts” in this joint proxy statement/prospectus/information statement which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

February 13, 2020